As filed with the Securities and Exchange Commission on July  9, 1999
                                    Registration No. 333-____________
=====================================================================


                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, DC  20549
                       -----------------------

                              FORM S-3

                       REGISTRATION STATEMENT

                               Under
                     The Securities Act of 1933
                       -----------------------

                     SOCKET COMMUNICATIONS, INC.
          (Exact name of Registrant as specified in charter)
                       -----------------------

   Delaware                                             94-3155066
(State or other                                      (I.R.S. Employer
jurisdiction of                                    Identification Number)
incorporation or
organization)

                         37400 Central Court
                          Newark, CA  94560
                           (510) 744-2700

          (Address, including zip code, and telephone number,
                      including area code, of
              Registrant's principal executive offices)
                       -----------------------

                           DAVID W. DUNLAP
                       Chief Financial Officer
                     SOCKET COMMUNICATIONS, INC.
                         37400 Central Court
                          Newark, CA  94560
                           (510) 744-2700

        (Name, address, including zip code, and telephone number,
              including area code, of agent for service)
                       -----------------------

                             Copies to:

                        BARRY E. TAYLOR, ESQ.
                       ROBERT G. O'CONNOR, ESQ.
                   WILSON SONSINI GOODRICH & ROSATI
                       Professional Corporation
                          650 Page Mill Road
                         Palo Alto, CA 94304
                           (650) 493-9300
                       -----------------------

   Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the
Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 426(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If delivery of the prospectus is expected to be made pursuant to
Rule 434, please check the following box.  [ ]
                       -----------------------

                    CALCULATION OF REGISTRATION FEE

                                         Proposed     Proposed
                              Amount     Maximum       Maximum
   Title of Each Class       of shares   Offering     Aggregate     Amount of
       of Securities           to be    Price Per     Offering     Registration
     to be Registered       Registered   Share(1)     Price(1)         Fee
--------------------------- ----------- ---------- --------------- ------------
Common Stock, $0.001 par
   value per share .......   3,005,909     $1.115   $3,351,587.58      $932.00
                            =========== ========== =============== ============


(1) Estimated solely for the purpose of calculation of the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the bid and ask prices of the Registrant's common stock on the OTC Bulletin Board on July 6, 1999.
                       -----------------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

=====================================================================

                SUBJECT TO COMPLETION, DATED JULY 9, 1999

                              PROSPECTUS
                          3,005,909 Shares
                     Socket Communications, Inc.
                             Common Stock

                       -----------------------

     This prospectus relates to the public offering, which is not being underwritten, of up to 3,005,909 shares of our common stock by the selling stockholders identified in this prospectus.

     The prices at which such stockholders may sell the shares will be determined by the prevailing market prices for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

     Our common stock is quoted on the OTC Bulletin Board under the symbol "SCKT" and is listed on the Pacific Exchange under the symbol "SOK." On July 6, 1999, the last sale price for our common stock as reported on the OTC Bulletin Board was $1.10 per share.

     We currently do not comply with the continued listing criteria of the Pacific Exchange. The Pacific Exchange has granted us an extension of time until October 1999 to come into compliance with its continued listing criteria. If we are unable to do so, the Pacific Exchange could decide to initiate delisting procedures against us at that time. If this happens, the liquidity of the trading market for our common stock would be significantly impaired. See "Risk Factors - The trading market for our common stock is illiquid, and we may be delisted from the Pacific Exchange."

           Investing in the common stock involves risks.
             See "Risk Factors" beginning on page 3.

                       -----------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       -----------------------




              The date of this prospectus is July 9, 1999.


The information in this prospectus is not complete and may be changed.
We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                           TABLE OF CONTENTS
                                                                       Page
Risk Factors ............................................................3
Use of Proceeds .........................................................9
Overview of Our Business ................................................9
Information Regarding Forward Looking Statements .......................11
Selling Stockholders ...................................................12
Plan of Distribution ...................................................13
Legal Matters ..........................................................14
Experts ................................................................14
Disclosure on Commission Position of Indemnification
   of Officers and Directors ...........................................14
Where You Can Find More Information ....................................15


     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders listed in this prospectus on page 12 are offering to sell, and seeking offers to buy, shares of Socket Communications, Inc. common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of Socket Communications, Inc. common stock. You can contact us by mail at Socket Communications, Inc., 37400 Central Court, Newark, CA 94560 or by phone at (510) 744-2700.










                           RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below before deciding to purchase shares of our common stock. The risks described below are not the only ones that we face. Additional risks that generally apply to publicly traded companies, that are not yet identified or that we currently think are immaterial may also adversely affect our company.

Any of the following factors could adversely affect our business, financial condition or results of operations. The trading price of our common stock could, in turn, decline and you could lose all or part of your investment.



We need to raise additional capital to fund our operations. Our independent auditors have expressed doubt about our ability to continue as a going concern.

     As of March 31, 1999, we had cash and cash equivalents of $567,631 and a working capital deficit of $341,960. We believe our existing capital resources will be insufficient to satisfy our working capital requirements through the end of 1999. In this regard, we will need to raise additional capital to fund our working capital requirements for the second half of 1999 and beyond. The Report of Independent Auditors on our financial statements for the year ended December 31, 1998 contains an explanatory paragraph regarding our need for additional financing and indicating substantial doubt about our ability to continue as a going concern. We may not be able to raise additional capital on acceptable terms, if at all. If we do, the additional capital may be on terms that are dilutive to existing stockholders. Our inability to secure any necessary funding would significantly impair our ability to operate and would adversely affect our financial condition.


The trading market for our common stock is illiquid, and we may be delisted from the Pacific Exchange

     Our common stock trades on the OTC Bulletin Board. Our common stock is also quoted on the Pacific Exchange. The continued listing criteria of the Pacific Exchange requires us to have:

   - at least 300,000 publicly held shares of common stock with a market value of at least $500,000,

   - at least 250 public beneficial holders of our common stock,

   - total net tangible assets (the same as stockholders' equity for Socket) of at least $500,000 or net worth of at least $2,000,000, and

   - a share bid price of at least $1.00 per share of common stock.

     We have not been in compliance with the net tangible asset requirements of the Pacific Exchange since December 31, 1996. Except for brief periods of time, we also have not been in compliance with the share bid price requirements of the Pacific Exchange. Therefore, we have been subject to possible delisting procedures since December 31, 1996. In April 1999, the Pacific Exchange granted us a further extension of time to come into compliance with the continued listing criteria and advised us that it would next review our qualification for continued listing in October 1999. As of March 31, 1999, we had a stockholders' deficit of $18,749. We will need to increase our stockholders' equity to at least $500,000, by raising additional equity capital or through profitability, in order to comply with the Pacific Exchange's minimum listing criteria, and we may not be successful in doing so. In that case, the Pacific Exchange may decide to initiate delisting proceedings against us.

     If our common stock becomes delisted from the Pacific Exchange, trading in our stock will become subject to the Commission's "penny stock" rules under the Securities Exchange Act of 1934, which will make it more difficult for our stockholders to dispose of our stock. The "penny stock" rules generally impose additional sales practices and market making requirements on broker-dealers who sell and/or make a market in such securities. Consequently, our delisting from the Pacific Exchange and our becoming subject to the rules on penny stocks would affect the ability or willingness of broker-dealers to sell and/or make a market in our securities and therefore would severely adversely affect the market liquidity for our common stock.

Shares eligible for future sale may adversely affect the market price for our common stock

     As of March 31, 1999, we had outstanding securities convertible into or exercisable for the following amounts of common stock:

   - 1,918,508 shares issuable upon the exercise of options under our 1995 and 1993 Stock Plans;

   - 4,181,940 shares issuable upon exercise of warrants, certain of which include dilution adjustments whenever we issue common stock or securities converting into common stock at prices below $6.00 per share;

   - 2,731,100 shares issuable upon the conversion of Series B
     Convertible Preferred Stock;

   - 3,106,700 shares issuable upon conversion of Series C Convertible Preferred Stock; and

   - 1,742,920 shares issuable upon the conversion of Series D
     Convertible Preferred Stock.

     Including the shares being offered under this prospectus, all of the common stock underlying the Series B, Series C and Series D Convertible Preferred Stock, the common stock dividends on that preferred stock, and certain other shares of common stock have been registered under the Securities Act of 1933. Accordingly, that common stock may be sold into the market without restriction under the Securities Act. The sale of these shares of common stock in the market, and the appearance that such shares are available for sale, has in the past and could in the future adversely affect the market price of our common stock and could make it more difficult to sell equity securities in the future.

     We intend to issue additional equity securities in 1999 in order to increase our working capital and to achieve compliance with the net tangible asset requirements of the Pacific Exchange. To the extent we do so, existing stockholders may experience substantial dilution, particularly if the terms of such issuance include discounts to market prices or the issuance of warrants, as we did in connection with the issuance of $1,500,000 of Series B Preferred Stock and the issuance of $1,000,000 of Series D Preferred Stock.

We have a history of operating losses and we cannot assure you that we will ever achieve profitability

     We were incorporated in March 1992 and we have incurred significant operating losses in every fiscal period since inception. We are likely to continue to incur quarterly operating losses at least through the third quarter of 1999 and possibly longer. Profitability, if any, will depend upon:

   - increased market acceptance of products;

   - our ability to obtain additional capital to fund our working capital requirements;

   - market acceptance of mobile computers that use Microsoft's Windows CE operating system;

   - the expansion of development and OEM customer relationships to increase development and product sales revenues;

   - the development of successful new products for new and existing markets;

   - our ability to increase gross margins through higher sales volumes and contract manufacturing efficiencies, our ability to expand our distribution capability;

   - our ability to perform on development contracts; and

   - our ability manage our operating expenses.

We depend significantly on the market for mobile computers, particularly those that use the Windows CE operating system

     Substantially all of our products are designed for use in mobile computers, including notebooks, handheld PCs, Palm-size PCs and H/PC Professionals (Windows-CE based mini notebooks). The market for mobile computers is characterized by rapidly changing technology, evolving industry standards, frequent new product introductions and significant price competition. These characteristics result in short product life cycles and regular reductions of average selling prices over the life of a specific product. Accordingly, growth in demand for mobile computers is uncertain. If such growth does not occur, demand for our products would be reduced.

     Our ability to generate increased revenues depends significantly on the commercial success of handheld PCs (H/PCs, Palm-size PCs and H/PC Professionals) and other devices that operate on the Windows CE operating system. As a result, our future success depends on factors outside of our control, including market acceptance of Windows CE generally and other factors affecting the commercial success of Windows CE computers and devices, including changes in industry standards or the introduction of new or competing technologies. Any delays in or failure of Windows CE to achieve market acceptance would reduce the number of potential customers of our products.

Our ability to comply with industry standards is critical to our business

     We must continue to identify and ensure compliance with evolving industry standards to remain competitive. Unanticipated changes in industry standards could render our products incompatible with products developed by major hardware manufacturers and software developers. We could be required, as a result, to invest significant time and resources to redesign our products to ensure compliance with relevant standards. If our products are not in compliance with prevailing industry standards for a significant period of time, we would miss opportunities to have our products specified as standards for new hardware components designed by mobile computer manufacturers and OEMs. The failure to achieve any such design win would result in the loss of any potential sales volume that could be generated by such newly designed hardware component.

We depend on alliances and other business relationships with a small number of third parties

     Our strategy is to establish strategic alliances and business relationships with leading participants in various segments of the
communications and mobile computer markets.   In accordance with this
strategy, we have entered into alliances or relationships with Bell Mobility, Compaq Computer Corporation, Microsoft, Symbol Technologies and Welch Allyn. Our success will depend not only on our continued relationships with these parties, but also on our ability to enter into additional strategic arrangements with new partners on commercially reasonable terms. We believe that, in particular, relationships with application software developers are important in creating commercial uses for our products. Any future relationships may require us to share control over our development, manufacturing and marketing programs or to relinquish rights to certain versions of our technology. Also, our strategic partners may revoke their commitment to our products or services at any time in the future, or may develop their own competitive products or services. Also, the hardware or software of such companies that is integrated into our products may contain defects or errors. Accordingly, our strategic relationships may not result in sustained business alliances, successful product or service offerings or the generation of significant revenues. Failure of one or more of such alliances could result in delay or termination of product development projects, reduction in market penetration, decreased ability to win new customers or loss of confidence by current or potential customers.

     We have devoted significant research and development resources to design activities for Windows CE-based products, diverting financial and personnel resources from other development projects. These design activities are not undertaken pursuant to any agreement under which Microsoft is obligated to continue the collaboration or to support resulting products. Consequently, Microsoft may terminate its collaborations with us for a variety of reasons including our failure to meet agreed-upon standards or for reasons beyond our control, including changing market conditions, increased competition, discontinued product lines and product obsolescence.

The market for our products changes rapidly, and our success depends upon our ability to develop new and enhanced products

     The market for our products is characterized by rapidly changing technology, evolving industry standards and short product life cycles. Accordingly, to remain competitive we must be able to:

   - identify emerging standards in the field of mobile computing products,

   - enhance our products by adding additional features to differentiate our products from those of our competitors, and

   - maintain superior or competitive performance in our products and bring products to market quickly.

     Given the emerging nature of the mobile computing products market, our products or technology may be rendered obsolete by alternative technologies. Further, short product life cycles expose our products to the risk of obsolescence and require frequent new product introductions. If we fail to develop or obtain access to advanced mobile communications technologies as they become available, or if we fail to develop and introduce competitive new products on a timely basis, our future operating results will be adversely affected.

Our products may contain undetected flaws and defects

     Although we perform testing prior to new product introductions, our hardware and software products may contain undetected flaws, which may not be discovered until the products have been used by customers. From time to time, we may temporarily suspend or delay shipments or divert development resources from other projects to correct a particular product deficiency. Such efforts to identify and correct errors and make design changes may be expensive and time consuming. Failure to discover product deficiencies in the future could delay product introductions or shipments, require us to recall previously shipped products to make design modifications or cause unfavorable publicity, any of which could adversely affect our business.

Our quarterly operating results may fluctuate in future periods and our future results are difficult to predict because we have little order backlog

     We expect to experience quarterly fluctuations in operating results in the future. We generally ship orders as received and as a result typically have little or no backlog. Quarterly revenues and operating results therefore depend on the volume and timing of orders received during the quarter, which are difficult to forecast. Historically, we have often recognized a substantial portion of our revenues in the last month of the quarter. This subjects us to the risk that even modest delays in orders adversely affect our quarterly operating results. Our operating results may also fluctuate due to factors such as:

   - the demand for our products;

   - the size and timing of customer orders;

   - unanticipated delays or problems in the introduction of our new products and product enhancements;

   - the introduction of new products and product enhancements by our competitors;

   - changes in the proportion of revenues attributable to royalties and engineering development services;

   - product mix;

   - timing of software enhancements;

   - changes in the level of operating expenses; and

   - competitive conditions in the industry including competitive pressures resulting in lower average selling prices.

     Because we base our staffing and other operating expenses on anticipated revenue, delays in the receipt of orders can cause significant variations in operating results from quarter to quarter. As a result of any of the foregoing factors, our results of operations in any given quarter may be below the expectations of public market analysts or investors, in which case the market price of our common stock would be adversely affected.

We depend on key employees and we need to hire additional sales and marketing and product development personnel

     Our future success will depend upon the continued service of certain key technical and senior management personnel. Competition for such personnel is intense, and there can be no assurance that we will be able to retain our existing key managerial, technical or sales and marketing personnel. The loss of key personnel has in the past and could in the future, adversely affect our business.

     We believe our ability to achieve increased revenues and to develop successful new products and product enhancements will depend in part upon our ability to attract and retain highly skilled sales and marketing and product development personnel. Competition for such personnel is intense, and we may not be able to retain such key employees, and there are no assurances that we will be successful in attracting and retaining such personnel in the future. In addition, our ability to hire and retain such personnel will depend upon our ability to raise capital or achieve increased revenue levels to fund the costs associated with such personnel. Failure to attract and retain key personnel will adversely affect our business.

We depend on distributors, resellers and OEMs to sell our products

     We sell our products primarily through distributors, resellers and other equipment manufacturers ("OEMs"). Our OEM sales to Compaq Computer Corporation accounted for approximately 10% of our revenues during the first quarter of 1999. Our largest distributor, Ingram Micro in the U.S., accounted for approximately 29% of our revenue in the first quarter of 1999. Our agreements with OEMs, distributors and resellers, in large part, are nonexclusive and may be terminated on short notice by either party without cause. Our OEMs, distributors and resellers are not within our control, are not obligated to purchase products from us and may represent other lines of products. A reduction in sales effort or discontinuance of sales of our products by our OEMs, distributors and resellers could lead to reduced sales.

     Use of distributors also entails the risk that distributors will build up inventories in anticipation of a growth in sales. If such growth does not occur as anticipated, these distributors may substantially decrease the amount of product ordered in subsequent quarters. Such fluctuations could contribute to significant variations in our future operating results. The loss or ineffectiveness of any of our major distributors or OEMs could adversely affect our operating results.

     We allow our distributors to return a portion of our inventory to us for full credit against other purchases. In addition, in the event we reduce our prices, we credit our distributors for the difference between the purchase price of products remaining in their inventory and our reduced price for such products. Actual returns and price protection may adversely affect future operating results, particularly since we seek to continually introduce new and enhanced products and are likely to face increasing price competition.

A significant portion of our revenues are derived from export sales

     Export sales (sales to customers outside the United States) accounted for approximately 34% of our revenue in the first quarter of 1999. Accordingly, our operating results are subject to the risks inherent in export sales, including longer payment cycles, unexpected changes in regulatory requirements, import and export restrictions and tariffs, difficulties in managing foreign operations, the burdens of complying with a variety of foreign laws, greater difficulty or delay in accounts receivable collection, potentially adverse tax consequences and political and economic instability. In addition, our export sales are currently denominated predominately in United States dollars. Accordingly, an increase in the value of the United States dollar relative to foreign currencies could make our products more expensive and therefore potentially less competitive in foreign markets.


                        USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares listed under this prospectus. All proceeds from the sale of the shares will be for the account of the selling stockholders. See "Selling Stockholders" and "Plan of Distribution."


                    OVERVIEW OF OUR BUSINESS

     We are a leading supplier of connectivity products to the emerging Windows CE handheld computing market and believe that we are the world's leading supplier of serial plug-in cards for notebooks and for Windows computers with PC card slots. Our family of low-power serial and Ethernet plug-in card connection products and our family of low-power plug-in card data collection products are our principal sources of revenues. During 1998, we expanded our PC Card connection family of products to add a family of CompactFlash ("CF+") serial, low power Ethernet and bar code scanning products to support the smallest Windows CE computer, the Palm-size PC.

     By the end of the first quarter of 1999, three classes of Windows CE computers were available from a number of computer manufacturers: the H/PC professional (mini-notebook); the H/PC (clam shell design with keyboard); and the Palm-size PC (pocket-sized computer). These computers are desktop companions designed to synchronize with a Windows desktop computer. They also operate on double-A or triple-A size batteries, and so low power consumption is an important feature for products that plug into and are powered by the computer. The H/PC professional and the H/PC have a PC Card slot for input/output. The Palm-size PC and some H/PC professionals have a CF+ slot for input/output. The H/PC professionals were released in the second half of 1998 and the color Palm-size PCs were released in the first quarter of 1999. Both of these products experienced some initial periods of short supply. All of our low power Battery Friendly products are designed to work with these Windows CE computers and also with Windows notebook computers.

     We distribute our products primarily through worldwide distribution channels. In the U.S., our products are distributed by Ingram Micro, Merisel and Tech Data who resell to computer retail stores, electronic products catalog companies and Value Added Resellers. We also sell our products internationally through more than 30 distributors in 24 countries in Europe, Asia and the Pacific Rim. In addition, we sell direct to selected large customers, particularly for custom products sold to other equipment manufacturers. During 1998, we entered into a contract with Compaq Computer Corporation to incorporate our serial PC card into Compaq's remote server management product, and volume shipments commenced in the fourth quarter of 1998.

     Our core technologies are in transferring data into and out of Windows CE and Windows mobile computing devices through the PC Card or CF+ slot, achieving high data transfer speeds and low power consumption. Our serial connection products are designed to connect one or more peripheral devices to a mobile computer and our Ethernet connection products are designed to connect a mobile computer to an Ethernet network. We strive to create a broad family of low-power connection products in PC card and in CF+ form factor, with standard (removable cable) or ruggedized (fixed cable) designs that work with Windows CE and Windows notebook computers. We have also identified three specific product areas where we have aligned ourselves with industry leaders to create products for Windows CE and Windows mobile computers: the data collection market; the paging market; and the cellular telephone market.

     In the data collection market, we have aligned with Welch Allyn to create bar code scanning wand plug-in cards and have aligned with Symbol Technologies to attach two of Symbol's laser scanning guns through plug-in cards, which began shipping at the end of 1998. These products sell with our bar code scanning software.

     In the paging market, we are working with industry leaders including Motorola and PageNet to develop one- and two- way paging connection solutions for Windows CE computers.

     In the cellular telephone market, we entered into a Memorandum of Understanding with Bell Mobility to connect new CDMA mobile digital telephones with a built-in serial port directly to a mobile computer. CDMA is the digital telephone technology most widely deployed in North America. These phones began selling in Canada during the second quarter of 1999. We also expect nationwide CDMA digital services to be available in the United States beginning in the fall of 1999, and we plan to offer telephone connection cards in the Canadian and U.S. markets beginning in the third quarter of 1999.

     We expect to continue to expand our relationships and develop additional mobile computing products in the areas of general connections, data collection, paging and digital cellular telephones during 1999. We believe that we have developed strong working relationships with Microsoft and with Windows CE handheld computer manufacturers for integrating connection solutions into Windows CE devices, with our strategic development partners, and with software application developers in providing technical assistance in the porting of their applications to the Windows CE operating system.

           INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of the securities laws. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical facts included in this prospectus, including the statements under "Overview of our Business" and elsewhere in this prospectus regarding our strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. When used in this prospectus, the words "will," "believe," "anticipate," "intend," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this prospectus. Neither we nor any of the selling stockholders undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, ultimately we may not achieve such plans, intentions or expectations.

     We disclose important factors that could cause our actual results to differ materially from our expectations under "Risk Factors" and elsewhere in this prospectus. Such factors include, among others, the following: our ability to raise sufficient capital to fund our working capital requirements, our continued listing on the Pacific Exchange, the impact on our stock price of shares eligible for future issuance, including shares that may be sold under this prospectus, our ability to achieve profitability, developments in the market for our products, including the market for mobile computers that use the Windows CE operating system, and developments in our relationships with our strategic partners. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

                         SELLING STOCKHOLDERS

     The following table sets forth, as of the date of this prospectus, the names of the selling stockholders, the number of shares of common stock that each selling stockholder owns, the number of shares of common stock owned by each selling stockholder that may be offered for sale from time to time by this prospectus and the number and percentage of shares owned assuming the sale of all shares covered by this prospectus. The shares may be offered by the selling stockholders or by pledgees, donees, transferrees or other successors in interest that receive such shares as a gift or through another non-sale related transfer.

     We may amend or supplement this prospectus from time to time to update the information provided in the table.


                                                             Number of
                                                              Shares
                                     Shares Beneficially       Being      Shares Beneficially
 Name of Selling Stockholder(2)    Owned Prior to Offering    Offered    Owned After Offering
--------------------------------- ------------------------- ----------- ----------------------
                                      Number     Percent(1)               Number    Percent(1)
                                  -------------- ----------             ----------- ----------
Bass Trust ......................  1,317,838 (3)      12.7%    281,963   1,035,875       10.2%
Civic Bank of Commerce ..........     50,000 (4)         *      50,000        --            *
The Harmat Organization, Inc. ...  2,157,030 (5)      19.2%  2,157,030        --            *
Clayton Struve ..................    416,916 (6)       4.4%    416,916        --            *
Spencer Trask Holdings, Inc. ....     31,500 (7)         *      31,500        --            *
William P. Dioguardi, Jr. .......     10,000 (7)         *      10,000        --            *
A. Emerson Martin ...............      2,500 (7)         *       2,500        --            *
Thomas J. Hutzel ................      2,500 (7)         *       2,500        --            *
Ronald J. Luken .................      2,000 (7)         *       2,000        --            *
Donna Baselice ..................      1,000 (7)         *       1,000        --            *
Carol Zervoulei .................        500 (7)         *         500        --            *
Adam Stern ......................     30,000 (7)         *      30,000        --            *
Roger Baumberger ................     20,000 (7)         *      20,000        --            *

--------------------

 *   Less than 1%.
(1) Based upon 9,081,315 shares of Company common stock outstanding as of the close of business on June 30, 1999.
(2) Charlie Bass, trustee of the Bass Trust, is the Chairman of our Board of Directors and served as our Interim Chief Executive Officer from April 1997 to February 1998, at which time he assumed the position of Chief Executive Officer. During the past three years, we have had a customary commercial lending relationship with Civic Bank of Commerce and Spencer Trask Holdings, Inc. has provided us with investment banking services. Each of the Selling Stockholders listed below Spencer Trask Holdings, Inc. is affiliated with the same; however none of such Selling Stockholders has had an independent relationship with us. The other selling stockholders have not had a material relationship with us during the past three years.
(3) Includes 332,240 shares of common stock currently held by Mr. Bass and his affiliates, 318,056 shares of common stock issuable upon conversion of shares of Series C-2 Convertible Preferred Stock, 174,290 shares of common stock issuable upon conversion of shares of Series D Convertible Preferred Stock, 63,097 shares of common stock issuable upon exercise of warrants, 354,215 shares of common stock issuable upon exercise of options exercisable within 60 days of the date of this prospectus, approximately 33,604 shares of common stock issuable as payment of dividends on Series C-2 Convertible Preferred Stock and approximately 42,336 shares of common stock issuable as payment of dividends on Series D Convertible Preferred Stock.
(4)  Represents shares issuable upon exercise of a warrant.
(5) Includes 41,271 shares of common stock, 1,307,190 shares of common stock issuable upon conversion of shares of Series D Convertible Preferred Stock, 495,729 shares of common stock issuable upon exercise of a warrant and approximately 312,840 shares of common stock issuable in payment of dividends on Series D Convertible Preferred Stock.
(6) Includes 4,827 shares of common stock, 261,440 shares of common stock issuable upon conversion of shares of Series D Convertible Preferred Stock, 87,144 shares of common stock issuable upon exercise of a warrant and approximately 63,505 shares of common stock issuable as payment of dividends on Series D Convertible Preferred Stock.
(7)  Represents shares issuable upon exercise of a warrant.

                         PLAN OF DISTRIBUTION

     The shares of common stock covered by this prospectus may be offered and sold from time to time by the selling stockholders. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of the common stock covered hereby. The selling stockholders may sell the shares being offered hereby: (i) on the Pacific Exchange, through the OTC Bulletin Board or otherwise at prices and at terms then prevailing or at prices related to the then current market price; or (ii) in private sales at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling stockholders and any underwriter, dealer or agent who participate in the distribution of such shares may be deemed to be "underwriters" under the Securities Act, and any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission under the Securities Act.

     In connection with distributions of the shares offered hereby, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell our common stock short and deliver the shares offered hereby to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealer or other financial institutions which require the delivery to such broker-dealers or other financial institution of shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge the shares offered hereby to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any shares offered hereby that qualify for sale pursuant to Rule 144 may, at the option of the holder thereof, be sold under Rule 144 rather than pursuant to this prospectus.

     Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders (and, if acting as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the selling stockholders. Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or by a combination of such methods of sale or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

     We have advised the selling stockholders that the anti-manipulation of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers on or prior to sales of the shares offered hereby. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

     In order to comply with the securities laws of certain states, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the common stock may not be sold unless such shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that rule rather than pursuant to this prospectus.
There can be no assurance that the selling stockholders will sell all or any of the shares of common stock offered under this prospectus.


                          LEGAL MATTERS

     Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California will pass upon certain legal matters relating to the validity of the securities offered hereby for Socket Communications.


                             EXPERTS

     The financial statements and schedule of Socket Communications, Inc. included in our Annual Report (Form 10-KSB) for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the financial statements) included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                DISCLOSURE OF COMMISSION POSITION ON
            INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Section 145 of the Delaware General Corporation Law (the "Delaware Law") authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article VII of our Certificate of Incorporation and Article VI of our Bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. In addition, we have entered into Indemnification Agreements with our officers and directors and certain stockholders.

     Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions referenced above or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information included in the registration statement. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copy of these documents filed as an exhibit to the registration statement or otherwise filed by us with the SEC for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by such reference.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you in this document by referring you to other filings we have made with the SEC. The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion of the offering covered by this prospectus:

     (1) Our Annual Report on Form 10-KSB for the year ended
         December 31, 1998;

     (2) Our Quarterly Report on Form 10-Q for the quarter ended
         March 31, 1999; and

     (3) The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on April 11, 1995 and our Registration Statement on Form 8-A/A filed with the SEC on June 15, 1995.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                       Dave Dunlap
                       Chief Financial Officer
                       Socket Communications, Inc.
                       37400 Central Court
                       Newark, California  94560
                       Attention:  Chief Financial Officer
                       (510) 744-2700

<PAGE

=====================================================================




                          3,005,909 Shares


                     SOCKET COMMUNICATIONS, INC.


                       -----------------------
                            Common Stock
                       -----------------------





                             PROSPECTUS











                            July 9, 1999

=====================================================================

                              PART II


               INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The Company will bear no expenses in connection with any sale or other distribution by the selling stockholders of the shares being registered other than the expenses of preparation and distribution of this Registration Statement and the Prospectus included in this Registration Statement. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee.


                                                        Amount To
                                                         Be Paid
                                                       ----------
     SEC registration fee ..........................    $    932
     Pacific Exchange listing fee ..................       7,500
     Legal fees and expenses .......................      10,000
     Accounting fees and expenses ..................       2,500
     Miscellaneous .................................       1,800
                                                       ----------
     Total .........................................    $ 22,732


Item 15.  Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law (the "Delaware Law") authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Article VII of the Registrant's Certificate of Incorporation and Article VI of the Registrant's Bylaws provide for indemnification of the Registrant's directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. In addition, the Registrant has entered into Indemnification Agreements with its officers and directors and certain stockholders.

Item 16.  Exhibits

Exhibits
   5.1    Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
  23.1    Consent of Ernst & Young LLP, independent auditors.
  23.2    Consent of Wilson Sonsini Goodrich & Rosati, P.C.
             (included in Exhibit 5.1).
  24.1    Power of Attorney (see page II-3).

Item 17.  Undertakings

The undersigned Registrant hereby undertakes to:

   (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (paragraph 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) Include any additional or changed material information on the plan of distribution;

     provided, however, that subparagraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

   (2) For the purpose of determining any liability under the Securities Act of 1933, treat each post-effective amendment as a new registration of the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering.

   (3) Remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

   (4) For the purpose of determining any liability under the Securities Act of 1933, treat each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement as a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering.

                             SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Newark, State of California, on the 8th day of July, 1999.

                                        SOCKET COMMUNICATIONS, INC.
                                        By: /s/David Dunlap
                                            -----------------------
                                            David Dunlap
                                            Chief Financial Officer and
                                            Vice President of Finance and
                                            Administration



                         POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Micheal Gifford and David Dunlap, and each one of them, individually and without any other, his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 8th day of July, 1999 by the following persons in the capacities indicated.

Signature                          Title
---------------------------        -----------------------------------


/s/ Charlie Bass                   Chairman of the Board and
------------------------           Chief Executive Officer
 Charlie Bass                      (Principal Executive Officer)


/s/ David Dunlap                   Vice President of Finance and
------------------------           Administration and Chief
David Dunlap                       Financial Officer (Principal
                                   Financial and Accounting
                                   Officer)

/s/ Micheal Gifford                Executive Vice President and
------------------------           Director
Micheal Gifford


/s/ Jack Carsten                   Director
------------------------
Jack Carsten


/s/ Edward M. Esber Jr.            Director
------------------------
Edward M. Esber, Jr.


/s/ Gialuca Rattazzi               Director
------------------------
Gialuca Rattazzi


/s/ Lars Lindgren                  Director
------------------------
Lars Lindgren

                        EXHIBIT INDEX


   Exhibit                     Description
   -------    ----------------------------------------------------

     5.1      Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
    23.1      Consent of Ernst & Young LLP, independent auditors.
    23.2      Consent of Wilson Sonsini Goodrich & Rosati,
              (included in Exhibit 5.1).
    24.1      Power of Attorney (see page II-3).